Exhibit 10.3

Form of

TAX RECEIVABLE AGREEMENT

by and among

[BITCOIN DEPOT INC.]

[BITCOIN DEPOT OPERATING LLC]

and

BT ASSETS, INC.

Dated as of [•]

Exhibits

Exhibit A	-	Form of Joinder Agreement

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [•], is entered into by and among [Bitcoin Depot Inc.], a Delaware corporation (the “Corporation”), [Bitcoin Depot Operating LLC], a Delaware limited liability company (the “LLC”), and BT Assets, Inc., a Delaware corporation (the “TRA Holder”).

RECITALS

WHEREAS, prior to the Business Combination (as defined below), the TRA Holder owned all of the limited liability company interests in the LLC (the “Units”) and the LLC was treated as an entity disregarded as separate from the TRA Holder for U.S. federal income tax purposes;

WHEREAS, pursuant to the Transaction Agreement (the “Transaction Agreement”) by and among (i) the LLC, (ii) the TRA Holder, (iii) GSR II Meteora Acquisition Corporation, a Delaware corporation and predecessor to the Corporation (“GSR”), and (iv) GSR II Meteora Sponsor, LLC, a Delaware limited liability company (“GSR Sponsor”), the Corporation acquired Units from BT Assets and the LLC pursuant to the terms set forth in the Transaction Agreement (the foregoing transaction, the “Business Combination”) and the parties to the Transaction Agreement undertook certain other transactions as described in the Transaction Agreement;

WHEREAS, pursuant to and subject to the terms of the LLC Agreement, from time to time, (x) the TRA Holder has the right to require the LLC to redeem (a “Redemption”) all or a portion of its Units for cash or, at the Corporation’s election, Class A Common Stock or Class M Common Stock, in either case contributed to the LLC by the Corporation; and (y) at the election of the Corporation in its sole discretion, the Corporation may effect a direct exchange (a “Direct Exchange”) of such cash or shares of Class A Common Stock or Class M Common Stock for such Units; and

WHEREAS, the Parties desire to provide for certain payments and make certain arrangements with respect to certain tax benefits derived by the Corporation as a result of the Business Combination, any Redemptions or Direct Exchanges and the receipt of payments under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I have the following meanings (such meanings to be equally applicable to both (i) the singular and plural and (ii) the active and passive forms of the terms defined).

“Advisory Firm” means any accounting firm that is nationally recognized as being an expert in Covered Tax matters and is not an Affiliate of the Corporation. The Advisory Firm shall be selected by the Corporation and shall be reasonably acceptable to the TRA Holder.

“Actual Interest Amount” is defined in Section 3.1(b)(vi).

“Actual Tax Liability” with respect to any Taxable Year, means the sum of (a) the actual liability for U.S. federal income taxes of the Corporation, (b) without duplication of the amount set forth in the preceding clause, the portion of any actual liability for U.S. federal income taxes imposed directly on the LLC (and any of the LLC’s Subsidiaries treated as a partnership for U.S. federal income tax purposes) under Section 6225 of the Code that is allocable to the Corporation in accordance with the LLC Agreement and the Code, (c) the product of (i) the net positive amount of the U.S. federal taxable income (for the avoidance of doubt, determined without taking into account any U.S. federal benefit of any applicable state or local tax deduction and taking into account any net operating losses) for such Taxable Year reported on the Corporation’s IRS Form 1120 (or any successor form) and (ii) the Assumed State and Local Tax Rate, and (d) the actual liability of the Corporation for any Covered Taxes other than U.S. federal, state and local income taxes. For the avoidance of doubt, the calculation of the amount described in clause (a) shall take into account any U.S. federal income tax benefit realized by the Corporation with respect to state and local jurisdiction income taxes (with such benefit determined by taking into account an assumed deduction based on the amount computed under clause (c), and disregarding the actual deduction for state and local jurisdiction income taxes reflected on the Corporation’s income tax return).

“Affiliate” with respect to any Person, means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means SOFR plus 100 basis points.

“Agreement” is defined in the preamble to this Agreement.

“Amended Schedule” is defined in Section 2.4(b).

“Assumed State and Local Tax Rate” means the tax rate equal to the sum of (a) for each state that imposes income or franchise taxes on the Corporation on its allocable share of income with respect to its interest in the LLC, the product of (i) the Corporation’s income tax apportionment factor for each such state and local jurisdiction in which the Corporation files income or franchise tax returns for the relevant Taxable Year and (ii) the highest corporate income and franchise tax rate in effect for such Taxable Year for each such state and local jurisdiction in which the Corporation files income tax returns for each relevant Taxable Year, and (b) for each state that imposes income or franchise taxes directly on the LLC (and any of the LLC’s Subsidiaries treated as a partnership for state income tax purposes), the product of (i) the income tax apportionment factor for such LLC or Subsidiary, as applicable, for each such state in which the LLC or such Subsidiary files income or franchise tax returns for the relevant taxable year of such LLC or Subsidiary ending on or after the Business Combination Date and (ii) the highest income and franchise tax rate in effect applicable to the LLC or such Subsidiary, as applicable, for such taxable year for each such state in which the LLC or such Subsidiary files income or franchise tax returns.

“Bankruptcy Code” is defined in Section 4.1(c).

“Basis Adjustment” means the increase or decrease to the Corporation’s share of the tax basis of the Reference Assets (a) under Sections 734(b), 743(b) and 754 of the Code (in situations where, following an Exchange, the LLC remains in existence as an entity for tax purposes), (b) under Sections 732 and 1012 of the Code (in situations where, as a result of one or more Exchanges, the LLC becomes an entity that is disregarded as separate from its owner for tax purposes), and (c) under Sections 722, 723 and 1012 of the Code in accordance with Revenue Ruling 99-5, 1991-1 CB 434 (Situation 1) with respect to the Closing Date Exchange, in each case, as a result of the applicable Exchange and any payments made under this Agreement relating to such increase or decrease (other than any payments in respect of Imputed Interest). As relevant, Basis Adjustments are to be calculated pursuant to Treasury Regulations Section 1.743-1. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

“Basis Schedule” is defined in Section 2.2.

“Board” means the Board of Directors of the Corporation.

“Business Combination” is defined in the recitals to this Agreement.

“Business Combination Date” means the date of the closing of the Business Combination.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or the State of Georgia or is a day on which banking institutions located in New York, New York or Atlanta, Georgia are closed.

“Change of Control” has the meaning given to such term in the LLC Agreement.

“Class A Common Stock” means the class A common stock, par value $0.0001 per share, of the Corporation.

“Class M Common Stock” means the class M common stock, par value $0.0001 per share, of the Corporation.

“Closing Date Exchange” means the BT Assets Unit Purchase (as defined in the Transaction Agreement).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Basis” means the existing tax basis of the Reference Assets that are depreciable or amortizable (including assets that will eventually be subject to depreciation or amortization, once placed in service) for U.S. federal income tax purposes. For the avoidance of doubt, Common Basis shall not include any Basis Adjustments.

“Common Basis Addback Amount” with respect to a Taxable Year, and for each Exchange occurring in such Taxable Year or that occurred in any of the fourteen (14) Taxable Years preceding the Taxable Year for which Hypothetical Tax Liability is determined, means the sum of the product of (a) the Common Basis, at the time of such Exchange, of each Subsequently Acquired Asset as of the time of such Exchange, (b) a fraction, the numerator of which is the number of Units transferred in such Exchange, and the denominator of which is the total number of outstanding Units immediately following such Exchange, and (c) a fraction, the numerator of which is one (1) and the denominator of which is fifteen (15).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or other agreement.

“Corporation” is defined in the preamble to this Agreement.

“Covered Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits and any interest related to the foregoing.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(ii).

“Default Rate” means SOFR plus 450 basis points.

“Default Rate Interest” is defined in Section 3.1(b)(vii).

“Determination” has the meaning given to such term in Section 1313(a) of the Code or similar provision of U.S. state tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“Direct Exchange” is defined in the recitals to this Agreement.

“Dispute” is defined in Section 7.8(a).

“Early Termination Effective Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.2.

“Early Termination Payment” is defined in Section 4.3(b).

“Early Termination Rate” means SOFR plus 100 basis points.

“Early Termination Reference Date” is defined in Section 4.2.

“Early Termination Schedule” is defined in Section 4.2.

“Estimated Tax Benefit Payment” is defined in Section 3.4.

“Exchange” means the Closing Date Exchange, any Direct Exchange or Redemption (including any Change of Control Redemption, as defined in the LLC Agreement).

“Exchange Date” means the date of any Exchange.

“Expert” is defined in Section 7.9(a).

“Final Payment Date” means any date on which a payment is required to be made pursuant to this Agreement. For the avoidance of doubt, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a).

“Hypothetical Tax Liability” with respect to any Taxable Year, means the sum of (a) the hypothetical liability for U.S. federal income taxes of the Corporation, (b) without duplication of the amount set forth in the preceding clause, the portion of any hypothetical liability for U.S. federal income taxes imposed directly on the LLC (and any of the LLC’s Subsidiaries treated as a partnership for U.S. federal income tax purposes) under Section 6225 of the Code that is allocable to the Corporation in accordance with the LLC Agreement and the Code, (c) the product of (i) the net positive amount of the U.S. federal taxable income (for the avoidance of doubt, determined without taking into account any U.S. federal benefit of any applicable state or local tax deduction and taking into account any net operating losses) for purposes of determining such hypothetical liability for U.S. federal income taxes, and (ii) the Assumed State and Local Tax Rate, and (d) the hypothetical liability of the Corporation for any Covered Taxes other than U.S. federal, state and local income taxes. The liability in clauses (a) through (d) above shall be determined by, without duplication, (i) with respect to any Originally Held Asset, calculating depreciation, amortization, or other similar deductions, or otherwise calculating any items of income, gain, deduction or loss, by reference to the Non-Adjusted Tax Basis as reflected on the applicable Basis Schedule, including amendments, for the Taxable Year, (ii) excluding the effect of any and all Basis Adjustments, (iii) including in income of the Corporation the Common Basis Addback Amount for the Taxable Year, (iv) excluding the impact of Section 704(c) Items (which, for the avoidance of doubt, shall not duplicate the effects of clause (i)), and (v) excluding any deduction attributable to Imputed Interest for the Taxable Year. For the avoidance of doubt, the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item attributable to any of the items described in clauses (i) through (v) of the previous sentence. For the avoidance of doubt, the calculation of the amount described in clause (a) shall take into account any U.S. federal income tax benefit that would be realized by the Corporation with respect to state and local jurisdiction income taxes (with such benefit determined by taking into account an assumed deduction based on the amount computed under clause (c), and disregarding the hypothetical deduction for state and local jurisdiction income taxes of the Corporation).

“Imputed Interest” is defined in Section 3.1(b)(v).

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.6(a).

“LLC” is defined in the preamble to this Agreement.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the LLC, dated as of [•], 2022, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“LLC Group” means the LLC and any direct or indirect Subsidiary (owned through a chain of entities each of which is treated as a partnership or a disregarded entity for U.S. federal income tax purposes) of the LLC that is treated as a partnership or disregarded entity for U.S. federal income tax purposes.

“Maximum Rate” is defined in Section 7.13.

“Net Tax Benefit” is defined in Section 3.1(b)(i).

“Non-Adjusted Tax Basis” in the case of any Originally Held Asset that is depreciable or amortizable (including, for the avoidance of doubt, any amortizable Section 197 intangible (as such term is used in the Code)), means the tax basis of such Originally Held Asset for U.S. federal income tax purposes, treating such Originally Held Asset as having a Common Basis of zero at all times.

“Non-TRA Portion” is defined in Section 2.3(b).

“Objection Notice” is defined in Section 2.4(a)(i).

“Original Liability” means any liability described in Treasury Regulations Section 1.752-7(b)(3) of any member of the LLC Group as of the Business Combination.

“Originally Held Asset” means any Reference Asset that was a Reference Asset at the time of the Business Combination.

“Parties” means the parties named on the signature pages to this agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer of one or more Units (a) that occurs after the Business Combination but prior to an Exchange of such Units and (b) to which Section 743(b) of the Code applies.

“Realized Tax Benefit” is defined in Section 3.1(b)(iii).

“Realized Tax Detriment” is defined in Section 3.1(b)(iv).

“Reconciliation Dispute” is defined in Section 7.9(a).

“Reconciliation Procedures” is defined in Section 2.4(a).

“Redemption” is defined in the recitals to this Agreement.

“Reference Asset” means any tangible or intangible asset of any member of the LLC Group or any of their respective successors or assigns, whether held directly by the LLC or indirectly by the LLC through any entity in which the LLC now holds or may subsequently hold an ownership interest (but only if such entity is treated as a partnership or disregarded entity for U.S. federal income tax purposes and applicable state and local income tax purposes). A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.

“Rules” is defined in Section 7.8(a).

“Schedule” means any of the following: (a) a Basis Schedule, (b) a Tax Benefit Schedule, or (c) the Early Termination Schedule, and, in each case, any amendments.

“Section 704(c) Items” means the additional allocations of tax items of income, gain, deduction and loss to, or away from, the Corporation pursuant to Section 704(c) of the Code and the Treasury Regulations thereunder (including pursuant to any “reverse Section 704(c)” allocations) in respect of (a) any difference between the fair market value and the tax basis of any Originally Held Asset immediately following the Business Combination and (b) any Original Liabilities, in each case as compared to the tax items of income, gain, deduction and loss to, or away from, the Corporation that would have been allocated if Section 704(c) of the Code and the Treasury Regulations thereunder were not taken into account. For the avoidance of doubt, the foregoing would include disproportionate allocations (if any) of tax items of income, gain, deduction and loss to a TRA Holder and away from the Corporation.

“Senior Obligations” is defined in Section 5.1.

“SOFR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two Business Days prior to the first Business Day of such month, on the applicable Bloomberg screen page (or other commercially available source providing quotations of SOFR) for the Secured Overnight Financing Rate as published by the Federal Reserve Bank of New York for such month (or portion thereof). In no event will SOFR be less than 0%.

“Subsequently Acquired Asset” means any Reference Asset that became a Reference Asset after the Business Combination.

“Subsidiary” means, with respect to any Person and as of the date of any determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests, or the sole general partner interest, or managing member or similar interest, of such Person.

“Subsidiary Stock” means any stock or other equity interest in any Subsidiary of the Corporation that is treated as a corporation for U.S. federal income tax purposes and applicable state and local tax purposes.

“Tax Benefit Payment” is defined in Section 3.1(b).

“Tax Benefit Schedule” is defined in Section 2.3(a).

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with any Taxing Authority in respect to taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of U.S. state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Business Combination Date.

“Taxing Authority” means any national, federal, state, county, municipal, or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“Termination Objection Notice” is defined in Section 4.2.

“TRA Holder” is defined in the preamble to this Agreement.

“TRA Portion” is defined in Section 2.3(b).

“Transaction Agreement” is defined in the recitals to this Agreement.

“Treasury Regulations” means the final, temporary, and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“True-Up” is defined in Section 3.4.

“U.S.” means the United States of America.

“Units” is defined in the recitals to this Agreement.

“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:

(a) in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments, Common Basis (limited, in the case of Subsequently Acquired Assets, to the Common Basis Addback Amount for such Taxable Year), Section 704(c)

Items, and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, taking into account clause (4) below;

(b) (i) the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law, and (ii) the combined U.S. state and local income tax rates for each such Taxable Year shall be the Assumed State and Local Tax Rate for the Taxable Year that includes the Early Termination Effective Date;

(c) all taxable income of the Corporation will be subject to the maximum applicable tax rates for each Covered Tax throughout the relevant period, except the combined tax rate for U.S. state and local income taxes shall be the Assumed State and Local Tax Rate;

(d) any loss or disallowed interest or other loss carryovers or carryforwards generated by any Basis Adjustments, Common Basis, Section 704(c) Items, or Imputed Interest (including any such Basis Adjustments and Imputed Interest generated as a result of payments under this Agreement) and available as of the Early Termination Effective Date will be used by the Corporation on a pro rata basis over a fifteen-year period beginning on the Early Termination Effective Date, or up through their scheduled expiration under applicable law (if earlier);

(e) any non-amortizable assets (other than Subsidiary Stock) will be disposed of on the earlier of (i) the fifteenth anniversary of the applicable Basis Adjustment (or, if such Basis Adjustment occurred more than fifteen years before the Early Termination Effective Date, the Early Termination Effective Date) and (ii) the fifteenth anniversary of the Early Termination Effective Date;

(f) any Subsidiary Stock will be deemed never to be disposed of except if Subsidiary Stock is directly disposed of in a Change of Control;

(g) if, on the Early Termination Effective Date, the TRA Holder has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the fair market value of the cash, Class A Common Stock or Class M Common Stock that would be received by the TRA Holder if such Units had been Exchanged on the Early Termination Effective Date, and the TRA Holder shall be deemed to receive the amount of cash the TRA Holder would have been entitled to pursuant to Section 4.3(a) had such Units actually been Exchanged on the Early Termination Effective Date; and

(h) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed under applicable law as of the Early Termination Effective Date excluding any extensions.

Section 1.2 Rules of Construction. Unless otherwise specified in this Agreement:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) For purposes of interpretation of this Agreement:

(i) References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(ii) References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v) The term “or” shall not be exclusive and shall instead mean “and/or.”

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Unless otherwise expressly provided: (i) references to organization documents (including the LLC Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (ii) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

ARTICLE II.

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1 Basis Adjustments; LLC 754 Election.

(a) Basis Adjustments. The Parties acknowledge and agree to treat, to the fullest extent permitted by law, (A) each Direct Exchange as giving rise to Basis Adjustments, (B) each Redemption (including any Change of Control Redemption, as defined in the LLC Agreement) using cash, Class A Common Stock or Class M Common Stock contributed to the LLC by the Corporation as a direct purchase of Units by the Corporation from the TRA Holder pursuant to Section 707(a)(2)(B) of the Code giving rise to Basis Adjustments, and (C) the Closing Date Exchange as a sale by BT Assets of a portion of each asset held by the LLC prior to the Business Combination to the Corporation in accordance with Revenue Ruling 99-5, 1991-1 CB 434 (Situation 1) giving rise to Basis Adjustments. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

(b) Section 754 Election. The Corporation shall ensure that, for the Taxable Year that includes the Business Combination Date and for each Taxable Year thereafter throughout the term of this Agreement, the LLC and each other member of the LLC Group that is treated as a partnership for U.S. federal income tax purposes (and for which the Corporation controls the preparation of the relevant Tax Return and elections made on such Tax Return) will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law), in each case, to the extent that such election would result in an adjustment to the Corporation’s share of the tax basis of the assets owned by the LLC Group as of the date of the relevant Exchange.

Section 2.2 Basis Schedules. Within sixty (60) days after the filing of the U.S. federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall deliver to the TRA Holder a schedule developed in consultation with the Advisory Firm (the “Basis Schedule”) that shows, in reasonable detail as necessary in order to understand the calculations performed under this Agreement: (a) the Basis Adjustments with respect to the Reference Assets as a result of the relevant Exchanges effected in such Taxable Year, (b) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable, (c) the Non-Adjusted Tax Basis with respect to the Reference Assets described in clause (a) as of each relevant Exchange, (d) the Common Basis that remains (if any) and may give rise to payments pursuant to the terms of this Agreement, and (e) the period (or periods) over which the Common Basis is amortizable and/or depreciable. The Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

Section 2.3 Tax Benefit Schedules.

(a) Tax Benefit Schedule. Within sixty (60) days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to the TRA Holder a schedule developed in consultation with the Advisory Firm showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a), and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

(b) Applicable Principles. Subject to the provisions of this Agreement, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability for such Taxable Year attributable to the Basis Adjustments, Common Basis (limited, in the case of Subsequently Acquired Assets, to the Common Basis Addback Amount for such Taxable Year), Section 704(c) Items, and Imputed Interest, as determined using a “with and without” methodology described in Section 2.4(a). To the extent any portion of a Realized Tax Benefit could be attributed to both Common Basis and a Section 704(c) Item, the Realized Tax Benefit shall be attributed to Common Basis. Carryovers, carryforwards, or carrybacks of any tax item attributable to any Basis Adjustment, Common Basis,

Section 704(c) Item, or Imputed Interest or any other tax item in respect thereof shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state or local tax law, as applicable, governing the use, limitation, and expiration of carryovers, carryforwards, carrybacks or other tax items of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to any Basis Adjustments, Common Basis, Section 704(c) Items or Imputed Interest (a “TRA Portion”) and another portion that is not (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that: (i) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (calculated by taking into account the provisions of Section 3.3(a) to the extent applicable); and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year. To the extent permitted by applicable law, (i) the Parties agree to treat all Tax Benefit Payments (other than Imputed Interest) (A) as subsequent upward purchase price adjustments that give rise to further Basis Adjustments and (B) as having the effect of creating additional Basis Adjustments arising in the Taxable Year in which the applicable Tax Benefit Payment is made, and (ii) as a result, the Parties agree to treat any additional Basis Adjustments arising from such a Tax Benefit Payment as giving rise to a Basis Adjustment in the Taxable Year in which the Tax Benefit Payment is made on an iterative basis continuing until any incremental Basis Adjustment is immaterial, as reasonably determined by the TRA Holder and the Corporation in good faith and in consultation with the Advisory Firm.

Section 2.4 Procedures; Amendments.

(a) Procedures. Each time the Corporation delivers an applicable Schedule to the TRA Holder, including any Amended Schedule delivered pursuant to Section 2.4(b), but excluding any Early Termination Schedule or amended Early Termination Schedule delivered pursuant to Section 4.2, the Corporation shall also: (x) deliver supporting schedules and work papers from an Advisory Firm and any additional materials reasonably requested by the TRA Holder that are reasonably necessary in order to understand the calculations that were relevant for purposes of preparing the Schedule; and (y) allow the TRA Holder and its advisors to have reasonable access to the appropriate representatives, as reasonably requested by the TRA Holder, at the Corporation and the applicable Advisory Firm in connection with its review of such Schedule. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule that is delivered to the TRA Holder, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability (the “with” calculation) and the Hypothetical Tax Liability (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule shall become final and binding on the Parties forty-five (45) days from the date on which the TRA Holder first receives the applicable Schedule (and supporting schedules and work papers) unless:

(i) the TRA Holder within forty-five (45) days after receiving the applicable Schedule (and supporting schedules and work papers) provides the Corporation with written notice of a material objection to such Schedule that is made in good faith and that sets forth in reasonable detail the TRA Holder’s material objection (an “Objection Notice”); or

(ii) the TRA Holder provides a written waiver of its right to deliver an Objection Notice within the time period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver from the TRA Holder is received by the Corporation.

In the event that the TRA Holder timely delivers an Objection Notice pursuant to clause (i) above, and if the Corporation and the TRA Holder, for any reason, are unable to successfully resolve the issues raised in the Objection Notice through good faith discussions within thirty (30) days after receipt by the Corporation of the Objection Notice, the Corporation and the TRA Holder shall employ the reconciliation procedures as described in Section 7.9 (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation: (i) in connection with a Determination affecting such Schedule; (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was originally provided to the TRA Holder; (iii) to comply with an Expert’s determination under the Reconciliation Procedures applicable to this Agreement; (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year; (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year; or (vi) to adjust a Basis Schedule to take into account any Tax Benefit Payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporation shall provide any Amended Schedule to the TRA Holder within thirty (30) calendar days of the occurrence of an event referred to in clauses (i) through (vi) of the preceding sentence, and any such Amended Schedule shall be subject to the procedures set forth in Section 2.4(a).

ARTICLE III.

TAX BENEFIT PAYMENTS

Section 3.1 Timing and Amount of Tax Benefit Payments.

(a) Timing and Amount of Payments to TRA Holder. Except as provided in Section 3.4, and subject to Section 3.2, Section 3.3 and Section 3.6, within five (5) Business Days following the date on which each Tax Benefit Schedule becomes final in accordance with Section 2.4(a), the Corporation shall pay to the TRA Holder the Tax Benefit Payment as determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder or as otherwise agreed by the Corporation and the TRA Holder. For the avoidance of doubt, (i) no Tax Benefit Payment shall be required to be made in respect of estimated tax payments, including estimated U.S. federal income tax payments, and (ii) without limiting the Corporation’s ability to make offsets against Tax Benefit Payments with respect to the TRA Holder to the extent permitted by Section 3.5, the TRA Holder shall not be required under any circumstances to return any portion of any Tax Benefit Payment previously paid by the Corporation to the TRA Holder (including any portion of any Estimated Tax Benefit Payment or any Early Termination Payment).

(b) Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” means an amount, not less than zero, equal to the sum of: (i) the Net Tax Benefit (including Imputed Interest, if any, calculated in respect of such amount); and (ii) the Actual Interest Amount and any Default Rate Interest with respect to the Net Tax Benefit described in (i).

(i) Net Tax Benefit. The “Net Tax Benefit” for a Taxable Year equals the amount of the excess, if any, of (x) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (y) the aggregate amount of all Tax Benefit Payments previously made under this Section 3.1. For the avoidance of doubt, without limiting the Corporation’s ability to make offsets against Tax Benefit Payments to the extent permitted by Section 3.5, if the Cumulative Net Realized Tax Benefit as of the end of any Taxable Year is less than the aggregate amount of all Tax Benefit Payments previously made, the TRA Holder shall not be required to return any portion of any Tax Benefit Payment previously made by the Corporation to the TRA Holder.

(ii) Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same periods. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination. The computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

(iii) Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of (a) the Hypothetical Tax Liability over (b) the Actual Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(iv) Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of (a) the Actual Tax Liability over (b) the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(v) Imputed Interest. The Parties acknowledge that the principles of Sections 1272, 1274 or 483 of the Code, as applicable, and the principles of any similar provision of U.S. state and local tax law, may apply to cause a portion of any payments by the Corporation to the TRA Holder under this Agreement to be treated as imputed interest (“Imputed Interest”). For the avoidance of doubt, the deduction for the amount of Imputed Interest, if any, as determined with respect to any payments made by the Corporation to the TRA Holder shall be excluded in determining the Hypothetical Tax Liability for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(vi) Actual Interest Amount. Subject to Section 3.4, the “Actual Interest Amount” calculated in respect of the Net Tax Benefit for a Taxable Year will equal an amount equal to interest calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the date on which the Corporation makes a timely Tax Benefit Payment to the TRA Holder on or before the Final Payment Date as determined pursuant to Section 3.1(a).

(vii) Default Rate Interest. In accordance with Section 5.2, in the event that the Corporation does not make timely payment of all or any portion of a Tax Benefit Payment to the TRA Holder on or before the Final Payment Date as determined pursuant to Section 3.1(a), the amount of any “Default Rate Interest” calculated and payable in accordance with Section 5.2 in respect of the Tax Benefit Payment (including previously accrued Imputed Interest and Actual Interest Amounts) for a Taxable Year will equal interest calculated at the Default Rate from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which the Corporation makes such Tax Benefit Payment to the TRA Holder.

(viii) The Corporation and the TRA Holder hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, if the TRA Holder notifies the Corporation in writing of a stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)), the amount of the consideration received in connection with the Closing Date Exchange and any subsequent Exchange, plus the aggregate Tax Benefit Payments to the TRA Holder (other than amounts accounted for as interest under the Code), shall not exceed such stated maximum selling price.

(c) Interest. The provisions of Section 3.1(b) and Section 5.2 in respect of Default Rate Interest are intended to operate so that interest will effectively accrue (or in the case of Imputed Interest be treated as accruing solely for U.S. federal income or applicable state or local income tax purposes) in respect of the Net Tax Benefit (or Tax Benefit Payment in respect of any Actual Interest Amount or Default Rate Interest) for any Taxable Year as follows:

(i) first, solely for U.S. federal income or applicable state or local income tax purposes, at the applicable rate used to determine the amount of Imputed Interest under the Code from the Business Combination Date or the relevant Exchange Date until the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year and, if required under applicable law, through the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a);

(ii) second, at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a); and

(iii) third, in accordance with Section 5.2, at the Default Rate from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which the Corporation makes the relevant Tax Benefit Payment to the TRA Holder.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in the duplicative payment of any amount (including interest) that may be required under this Agreement and the provisions of this Agreement shall be consistently interpreted and applied in accordance with that intent.

Section 3.3 Late Payments. If for any reason the Corporation is not able to timely and fully satisfy its payment obligations under this Agreement in respect of a particular Taxable Year, then Default Rate Interest will begin to accrue pursuant to Section 5.2 (and, for the avoidance of doubt, shall continue to accrue pursuant to Section 5.2 until the Tax Benefit Payments have been made in full without regard to the provisions of this Section 3.3).

Section 3.4 Optional Estimated Tax Benefit Payment Procedure. As long as the Corporation is current in respect of its payment obligations owed to the TRA Holder pursuant to this Agreement and there are no delinquent Tax Benefit Payments (including interest thereon) outstanding in respect of prior Taxable Years, the Corporation may, at any time on or after the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for a Taxable Year and at the Corporation’s option, in its sole discretion, make one or more estimated payments to the TRA Holder in respect of any anticipated amounts to be owed with respect to a Taxable Year to the TRA Holder pursuant to Section 3.1 (any such estimated payment, an “Estimated Tax Benefit Payment”). Any Estimated Tax Benefit Payment made under this Section 3.4 shall be paid by the Corporation to the TRA Holder and applied against the final amount of any Tax Benefit Payment to be made pursuant to Section 3.1. The payment of an Estimated Tax Benefit Payment by the Corporation to the TRA Holder pursuant to this Section 3.4 shall also terminate the obligation of the Corporation to make payment of any Actual Interest Amount that might have otherwise accrued with respect to the proportionate amount of the Tax Benefit Payment that is being paid in advance of the applicable Tax Benefit Schedule being finalized pursuant to Section 2.4. Upon the making of any Estimated Tax Benefit Payment pursuant to this Section 3.4, the amount of such Estimated Tax Benefit Payment shall first be applied to any estimated Actual Interest Amount, and then applied to the remaining residual amount of the Tax Benefit Payment to be made pursuant to Section 3.1. In determining the final amount of any Tax Benefit Payment to be made pursuant to Section 3.1, and for purposes of finalizing the Tax Benefit Schedule pursuant to Section 2.4, the amount of any Estimated Tax Benefit Payments that may have been made with respect to the Taxable Year shall be increased if the finally determined Tax Benefit Payment for a Taxable Year exceeds the Estimated Tax Benefit Payments made for such Taxable Year, with such increase being paid by the Corporation to the TRA Holder along with an appropriate Actual Interest Amount (and any Default Rate Interest) in respect of the amount of such increase (a “True-Up”). If any Estimated Tax Benefit Payments to the TRA Holder for a Taxable Year exceed the finally determined Tax Benefit Payment to the TRA Holder for such Taxable Year, such excess shall be applied to reduce the amount of any subsequent future Tax Benefit Payments (including Estimated Tax Benefit Payments, if any) to be paid by the

Corporation to the TRA Holder. As of the date on which any Estimated Tax Benefit Payments are made, and as of the date on which any True-Up is made, except as provided in this Section 3.4, all such payments shall be made in the same manner and subject to the same terms and conditions as otherwise contemplated by Section 3.1 and all other applicable terms of this Agreement. For the avoidance of doubt, as is the case with Tax Benefit Payments made by the Corporation to the TRA Holder pursuant to Section 3.1, the Parties intend to treat the amount of any Estimated Tax Benefit Payments made pursuant to this Section 3.4 that are attributable to an Exchange in part as subsequent upward purchase price adjustments that give rise to Basis Adjustments in the Taxable Year of payment to the extent permitted by applicable law and as of the date on which such payments are made (exclusive of any amounts treated as Imputed Interest); provided that any additional Basis Adjustments arising from an Estimated Tax Benefit Payment will be determined on an iterative basis continuing until any incremental Basis Adjustment is immaterial as determined by the TRA Holder and the Corporation in good faith and in consultation with the Advisory Firm.

Section 3.5 Overpayments. To the extent the Corporation makes any Tax Benefit Payment to the TRA Holder in respect of a particular Taxable Year in an amount in excess of the amount of such payment that should have been made to the TRA Holder in respect of such Taxable Year (taking into account this Article III) under the terms of this Agreement, then such excess shall be applied to reduce the amount of any subsequent future Tax Benefit Payments (including Estimated Tax Benefit Payments, if any) to be paid by the Corporation to the TRA Holder and the TRA Holder shall not receive any further Tax Benefit Payments (including Estimated Tax Benefit Payments, if any) until the TRA Holder has foregone an amount of Tax Benefit Payments equal to such excess. The amount of any excess Tax Benefit Payment shall be deemed to have been paid by the Corporation to the TRA Holder on the original due date for the filing of the subsequent Tax Return to which the excess Tax Benefit Payment relates for purposes of determining the Actual Interest Amount to which the TRA Holder shall be entitled. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the TRA Holder shall not be required, under any circumstances, to return any portion of any Tax Benefit Payment previously paid by the Corporation to the TRA Holder (including any portion of any Estimated Tax Benefit Payment or any Early Termination Payment).

ARTICLE IV.

TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) Corporation’s Early Termination Right. With the approval of a majority of the independent directors serving on its Board of Directors, the Corporation may completely terminate this Agreement, as and to the extent provided in this Agreement, with respect to all amounts payable to the TRA Holder pursuant to this Agreement by paying to the TRA Holder the Early Termination Payment; provided that the Corporation may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon the Corporation’s payment of the Early Termination Payment, the Corporation shall not have any further payment obligations under this Agreement, other than with respect to any: (i) prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of the Early Termination Notice and that remain unpaid as of the payment of the Early Termination Payment (which Tax Benefit Payments shall not be included in the Early Termination Payment); and (ii) current Tax Benefit Payments due for the Taxable Year ending on or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the calculation of the Early Termination Payment or is included in clause (i)) that remain unpaid as of the payment of the Early Termination Payment. If an Exchange subsequently occurs with respect to Units for which the Corporation has exercised its termination rights under this Section 4.1(a) and paid all amounts owed in connection with the exercise of such rights, the Corporation shall have no obligations under this Agreement with respect to such Exchange.

(b) Acceleration Upon Change of Control. In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the closing date of the Change of Control and utilizing the Valuation Assumptions by substituting the phrase “the closing date of a Change of Control” in each place where the phrase “Early Termination Effective Date” appears. Such obligations shall include, without duplication, (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control, (ii) any Tax Benefit Payments agreed to by the Corporation and the TRA Holder as due and payable but unpaid as of the Early Termination Notice (which Tax Benefit Payments shall not be included in the Early Termination Payments) and that remain unpaid as of the payment of the Early Termination Payment, and (iii) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including the closing date of a Change of Control unpaid as of the Early Termination Notice (except to the extent that any amounts described in clause (iii) are included in the Early Termination Payment or are included in clause (ii)) and that remain unpaid as of the payment of the Early Termination Payment. For the avoidance of doubt, Section 4.2 and Section 4.3 shall apply to a Change of Control, mutatis mutandis.

(c) Acceleration Upon Material Breach of Agreement. In the event that the Corporation materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due (subject to the remaining provisions of this Section 4.1(c)), failure to honor any other material obligation required hereunder, or by operation of law as a result of the rejection of this Agreement in a case commenced under Title 11 of the United States Code (11 U.S.C. § 101 et seq.) (the “Bankruptcy Code”) or otherwise (“Material Breach”), then all obligations of the Corporation hereunder shall be accelerated and become immediately due and payable and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such notice of acceleration (or, in the case of any proceeding under the Bankruptcy Code or other insolvency statute, on the date of such breach) and shall include: (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such acceleration; (ii) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of such acceleration (which Tax Benefit Payments shall not be included in the Early Termination Payment) and that remain unpaid as of the payment of the Early Termination Payment; and (iii) any current Tax Benefit Payments due for the Taxable Year ending with or including the date of such acceleration (except to the extent included in the Early Termination Payment or in clause (ii)) and that remain unpaid as of the payment of the Early Termination Payment. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement and such breach is not a Material Breach, the TRA Holder shall still be entitled to enforce all of its rights otherwise available under this Agreement, excluding, for the avoidance of doubt, seeking or otherwise obtaining an acceleration of amounts payable under this Agreement pursuant to this Section 4.1(c). For purposes of this Section 4.1(c), and subject to the following sentence, the Parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the relevant Final Payment Date shall be deemed to be a Material Breach, and that it will not be considered to be a Material Breach to make a payment due pursuant to this Agreement within three (3) months of the relevant Final Payment Date. Notwithstanding anything in this Agreement to the contrary, it shall not be a Material Breach if the Corporation fails to make any Tax Benefit Payment within three (3) months of the relevant Final Payment Date to the extent that the Corporation has insufficient funds or cannot make such payment as a result of obligations imposed in connection with the Senior Obligations or under applicable law, and cannot obtain sufficient funds to make such payments by taking commercially reasonable actions or would become insolvent as a result of making such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporation does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); further provided that such payment obligation shall nonetheless accrue for the benefit of the TRA Holder and the Corporation shall make such payment at the first opportunity that it has sufficient funds and is otherwise able to make such payment. For the avoidance of doubt, a Reconciliation Dispute (including any delay in payment as a result thereof) will not constitute a Material Breach of this Agreement.

Section 4.2 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1 above, the Corporation shall deliver to the TRA Holder a notice of the Corporation’s decision to exercise such right (an “Early Termination Notice”). Upon delivery of the Early Termination Notice or the occurrence of an event described in Section 4.1(b) or Section 4.1(c), the Corporation shall deliver a schedule developed in consultation with the Advisory Firm (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The Corporation shall also (x) deliver to the TRA Holder supporting schedules and work papers from the Advisory Firm, and any additional materials reasonably requested by the TRA Holder that are reasonably necessary in order to understand the calculations that were relevant for purposes of preparing the Early Termination Schedule; and (y) allow the TRA Holder and its advisors to have reasonable access to the appropriate representatives at the Corporation and the applicable Advisory Firm as determined by the Corporation or as reasonably requested by the TRA Holder in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on each Party forty-five (45) days from the first date on which the TRA Holder received such Early Termination Schedule (and supporting schedules and work papers) unless:

(i) the TRA Holder within forty-five (45) days after receiving the Early Termination Schedule (and supporting schedules and work papers) provides the Corporation with written notice of a material objection to such Early Termination Schedule made in good faith and setting forth in reasonable detail the TRA Holder’s material objection (a “Termination Objection Notice”); or

(ii) the TRA Holder provides a written waiver of such right of a Termination Objection Notice within the period described in clause (i) above, in which case such Early Termination Schedule becomes binding on the date the waiver from the TRA Holder is received by the Corporation.

In the event that the TRA Holder timely delivers a Termination Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Termination Objection Notice within thirty (30) days after receipt by the Corporation of the Termination Objection Notice, the Corporation and the TRA Holder shall employ the Reconciliation Procedures. The date on which the Early Termination Schedule becomes final in accordance with this Section 4.2 shall be the “Early Termination Reference Date.”

Section 4.3 Payment Upon Early Termination.

(a) Timing of Payment. Within five (5) Business Days after the Early Termination Reference Date, the Corporation shall pay to the TRA Holder an amount equal to the Early Termination Payment. Such Early Termination Payment shall be made by the Corporation by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Holder or as otherwise agreed by the Corporation and the TRA Holder.

(b) Amount of Payment. The “Early Termination Payment” payable to the TRA Holder pursuant to Section 4.3(a) shall equal the present value, discounted at the Early Termination Rate as determined as of the Early Termination Reference Date, of all Tax Benefit Payments that would be required to be paid (and which have not yet been paid prior to the Early Termination Effective Date) by the Corporation to the TRA Holder, whether payable with respect to the Closing Date Exchange or any Units that were subsequently Exchanged prior to the Early Termination Effective Date or on or after the Early Termination Effective Date, beginning from the Early Termination Effective Date and using the Valuation Assumptions. The computation of the Early Termination Payment shall be subject to the Reconciliation Procedures.

ARTICLE V.

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payments or Early Termination Payment required to be made by the Corporation to the TRA Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations owed in respect of secured or unsecured indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporation that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Holder and the Corporation shall make any such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. The Corporation and the LLC shall use commercially reasonable efforts not to, and shall cause their Subsidiaries to use commercially reasonable efforts to not enter into or amend the terms of any financing agreement or Senior Obligations if the terms of such agreement or amendment would further restrict (beyond the restrictions applicable in financing agreements as of the date of this Agreement) the Corporation’s ability to make payments owed under the terms of this Agreement (including as a result of any restriction on the ability of the Corporation’s Subsidiaries to make distributions or other payments to the Corporation to fund amounts payable under this Agreement).

Section 5.2 Late Payments by the Corporation. Except as otherwise provided in this Agreement, the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Holder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the Final Payment Date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment of such Tax Benefit Payment or Early Termination Payment; provided that if any Tax Benefit Payment or Early Termination Payment is not made to the TRA Holder when due under the terms of this Agreement as a result of Section 5.1 and the terms of the agreements governing Senior Obligations, any such interest shall be computed at the Agreed Rate and not the Default Rate.

ARTICLE VI.

TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporation’s Tax Matters. Except as otherwise provided in this Agreement or the LLC Agreement, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation and its Subsidiaries including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any audit, contest or other proceeding pertaining to taxes; provided, however, that the Corporation shall not settle or fail to contest any issue pertaining to Covered Taxes that is reasonably expected to adversely affect the TRA Holder’s rights and obligations under this Agreement without the consent of the TRA Holder, such consent not to be unreasonably withheld, conditioned or delayed. The Corporation shall notify the TRA Holder of, and keep it reasonably informed with respect to, any tax audit or other tax contest of the Corporation the outcome of which is reasonably expected to materially and adversely affect the Tax Benefit Payments payable to the TRA Holder under this Agreement and the TRA Holder shall have the right to (a) discuss with the Corporation, and provide input and comment to the Corporation regarding, any portion of any such tax audit or other tax contest and (b) participate in, at the TRA Holder’s expense, any such portion of any such tax audit or other tax contest, in each case, to the extent it relates to issues the resolution of which would reasonably be expected to materially and adversely affect the Tax Benefit Payments payable to the TRA Holder under this Agreement. To the extent there is a conflict between this Agreement and either the Transaction Agreement or the LLC Agreement relating to tax matters concerning Covered Taxes and the Corporation, including preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes, this Agreement shall control solely with respect to the matters governed by this Agreement.

Section 6.2 Consistency. Except as otherwise required by applicable law, all calculations and determinations made hereunder, including any Basis Adjustments, the determination of any deductions arising from Common Basis or Section 704(c) Items, the Schedules or the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies or positions taken by the Corporation and the LLC on their respective Tax Returns. The TRA Holder shall prepare its Tax Returns in a manner that is consistent with the terms of this Agreement and any related calculations or determinations that are made hereunder, including the Schedules provided under this Agreement, unless otherwise required by applicable law. In the event that an Advisory Firm or Expert is used and is replaced with another Advisory Firm or Expert, such replacement Advisory Firm or Expert shall perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm or Expert, unless otherwise required by applicable law or unless the Corporation and the TRA Holder agree to the use of other procedures and methodologies.

Section 6.3 Cooperation. The TRA Holder, on the one hand, and the Corporation, on the other hand, shall (a) furnish to the other in a timely manner such information, documents and other materials as the other may reasonably request for purposes of making, reviewing or approving any determination or computation necessary or appropriate under or with respect to this Agreement, preparing any Tax Return or contesting or defending any audit, examination, controversy or other proceeding with any Taxing Authority, (b) make itself available to the other and its representatives to provide explanations of documents and materials and such other information as may be reasonably requested in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter. Subject to Section 6.1, the Corporation shall provide assistance as reasonably requested by the TRA Holder in connection with the TRA Holder’s tax or financial reporting or the consummation of any assignment or transfer of any of its rights or obligations under this Agreement, including providing any information or executing any documentation. The requesting Party shall reimburse the other Party for any reasonable and documented out-of-pocket costs and expenses incurred by such other Party pursuant to this Section 6.3.

ARTICLE VII.

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email during normal business hours (solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Corporation, to:

[Bitcoin Depot Inc.]

[Address]

Attention: [•]

Email: [•]

with a copy (which shall not constitute notice to the Corporation) to:

[•]

If to the TRA Holder, to:

[BT Assets, Inc.]

[Address]

Attention: [•]

Email: [•]

with a copy (which shall not constitute notice to the TRA Holder) to:

[•]

Any Party may change its address, fax number or e-mail address by giving each of the other Parties written notice thereof in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Assignments; Amendments; Successors; No Waiver.

(a) Assignment. The TRA Holder may assign, sell, pledge or otherwise alienate or transfer its rights hereunder without the consent of the Corporation to any Person; provided that such Person executes and delivers a Joinder agreeing to become a Party and TRA Holder for all purposes of this Agreement (the “Joinder Requirement”). For the avoidance of doubt, if the TRA Holder transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, the TRA Holder shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units (and any such transferred Units shall be separately identified, so as to facilitate the determination of Tax Benefit Payments hereunder). The Corporation may not assign any of its rights or obligations under this Agreement to any Person (other than any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation) without the prior written consent of the TRA Holder (and any purported assignment without such consent shall be null and void).

(b) Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation and the TRA Holder. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(c) Successors. Except as provided in Section 7.6(a), all of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to (a) assume and agree to perform this Agreement, in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place and (b) become a Party to this Agreement.

(d) Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Resolution of Disputes.

(a) Except for Reconciliation Disputes subject to Section 7.9, any and all disputes which cannot be settled amicably after good-faith negotiation, including any ancillary claims of any Party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope, and enforceability of this arbitration provision) (each a “Dispute”) shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Administered Arbitration (the “Rules”) by three arbitrators, of which the Corporation shall appoint one arbitrator and the TRA Holder shall appoint one arbitrator in accordance with the “screened” appointment procedure provided in Rule 5.4. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be New York, New York.

(b) Notwithstanding the provisions of paragraph (a), any Party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder or enforcing an arbitration award and, for the purposes of this paragraph (b), each Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate. For the avoidance of doubt, this Section 7.8 shall not apply to Reconciliation Disputes to be settled in accordance with the procedures set forth in Section 7.9.

(c) Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by law.

(d) WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(e) In the event the parties are unable to agree whether a dispute between them is a Reconciliation Dispute subject to the dispute resolution procedure set forth in Section 7.9 or a Dispute subject to the dispute resolution procedure set forth in this Section 7.8, such disagreement shall be decided and resolved in accordance with the procedure set forth in this Section 7.8.

Section 7.9 Reconciliation.

(a) In the event that the Corporation and the TRA Holder are unable to resolve a disagreement with respect to a Schedule prepared in accordance with the procedures set forth in Section 2.4, or with respect to an Early Termination Schedule prepared in accordance with the procedures set forth in Section 4.2, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to the disputing Parties. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporation and the TRA Holder agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or the TRA Holder or any other actual or potential conflict of interest.

(b) If the disputing Parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then (i) each of the Corporation and the TRA Holder shall designate a nationally recognized expert in the particular area of disagreement meeting the requirements set forth in the last sentence of Section 7.9(a), (ii) the experts designated pursuant to the preceding clause (i) shall designate a third expert in the particular area of disagreement meeting the requirements set forth in the last sentence of Section 7.9(a) and (iii) the expert designated pursuant to the preceding clause (ii) shall be the “Expert” for purpose of this Section 7.9.

(c) The Expert shall resolve any disputed matter relating to any Schedule or an amendment or the Early Termination Schedule or an amendment within thirty (30) days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment within fifteen (15) days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due in the absence of such disagreement (by assuming for this purpose that the applicable Schedule had become final in accordance with Section 2.4(a) or Section 4.2 and there had been no Reconciliation Dispute) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution.

(d) The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation except as provided in the next sentence. The Corporation and the TRA Holder shall bear their own costs and expenses of such proceeding, unless (a) the Expert adopts the TRA Holder’s position, in which case the Corporation shall reimburse the TRA Holder for any reasonable and documented out-of-pocket costs and expenses in such proceeding (including for the avoidance of doubt any costs and expenses incurred by the TRA Holder relating to the engagement of the Expert or amending any applicable Tax Return), or (b) the Expert adopts the Corporation’s position, in which case the TRA Holder shall reimburse the Corporation for any reasonable and documented out-of-pocket costs and expenses in such proceeding (including for the avoidance of doubt costs and expenses incurred by the Corporation relating to the engagement of the Expert or amending any applicable Tax Return). The Corporation may withhold payments under this Agreement to collect amounts due under the preceding sentence. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation and the TRA Holder and may be entered and enforced in any court having competent jurisdiction.

Section 7.10 Withholding. The Corporation, the LLC and their respective Affiliates shall be entitled to deduct and withhold from any payment that is payable to the TRA Holder (or other applicable Person) pursuant to this Agreement any taxes as the Corporation, the LLC or an applicable Affiliate is required to deduct and withhold with respect to the making of any such payment under the Code or any provision of U.S. state, local or foreign tax law. Any such deducted or withheld taxes, to the extent paid over to the appropriate Taxing Authority, shall be treated for all purposes of this Agreement as having been paid to the TRA Holder (or any other person) in respect of which such deduction or withholding was made. The TRA Holder or other recipient of any payments hereunder shall provide the Corporation, the LLC or other applicable withholding agent with any applicable tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any other information or certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax law.

Section 7.11 Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable Sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local tax law, then: (a) the provisions of this Agreement shall be applied with respect to the group as a whole; and (b) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated Covered Taxes of the group as a whole.

(b) If the Corporation, its successor in interest or any member of a group described in Section 7.11(a) or any member of the LLC Group transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with respect to which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such Reference Asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred Reference Asset as determined by a valuation expert mutually agreed upon by the Corporation and the TRA Holder plus, without duplication, (i) the amount of debt to which any such Reference Asset is subject, in the case of a transfer of an encumbered Reference Asset, or (ii) the amount of debt allocated to any such Reference Asset, in the case of a transfer of a partnership interest. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth in this Agreement, if the Corporation or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive or pursuant to any other transaction to which Section 381(a) of the Code applies, the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) pursuant to this Section 7.11(b).

Section 7.12 Change in Law. Notwithstanding anything in this Agreement to the contrary, if, as a result of or in connection with an actual or proposed change in law, the TRA Holder reasonably believes that the existence of this Agreement could cause adverse tax consequences to the TRA Holder or any direct or indirect owner of the TRA Holder, then at the written election of the TRA Holder in its sole discretion (in an instrument signed by the TRA Holder and delivered to the Corporation) and to the extent specified therein by the TRA Holder, this Agreement either (i) shall cease to have further effect and shall not apply to the TRA Holder after a date specified by the TRA Holder or (ii) may be amended by the Parties in a manner reasonably determined by the TRA Holder, provided that such amendment shall not result in a material adverse impact to the Corporation’s rights and obligations under this Agreement, including an increase in or acceleration of any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.13 Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Agreement, the interest paid or agreed to be paid hereunder with respect to amounts due to the TRA Holder hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the TRA Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Tax Benefit Payment, Estimated Tax Benefit Payment or Early Termination Payment, as applicable (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged or received by the TRA Holder exceeds the Maximum Rate, the TRA Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to the TRA Holder hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury laws.

Section 7.14 LLC Agreement. This Agreement shall be treated as part of the LLC Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.15 Non-Effect of Other Tax Receivable Agreements. If the Corporation enters into any other agreement after the date of this Agreement that obligates the Corporation to make payments to another party in exchange for tax benefits conferred upon the Corporation, the LLC, or any of their respective Subsidiaries, unless otherwise agreed by the TRA Holder, such tax benefits and such payments shall be ignored for all purposes of this Agreement (including for purposes of calculating the Hypothetical Tax Liability and the Actual Tax Liability hereunder).

[Signature Page Follows This Page]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

THE CORPORATION:

[BITCOIN DEPOT INC.]

By:
Name:
Title:

THE LLC:

[BITCOIN DEPOT OPERATING LLC]

By:
Name:
Title:

THE TRA HOLDER:

[BT ASSETS, INC.]

By:
Name:
Title:

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of _________________, 20___ (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [•] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”) by and among [Bitcoin Depot Inc.], a Delaware corporation (the “Corporation”), [Bitcoin Depot Operating LLC], a Delaware limited liability company (the “LLC”), and the TRA Holder (as defined in the Tax Receivable Agreement). Capitalized terms used but not otherwise defined have the respective meanings set forth in the Tax Receivable Agreement.

1.

Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a TRA Holder under the Tax Receivable Agreement and a Party, with all the rights, privileges and responsibilities of a TRA Holder thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory as of the date thereof.

2.	Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth in full.

3.	Address. All notices under the Tax Receivable Agreement to the undersigned shall be directed to:

[Name]

[Address]

[City,                                 State,                                 Zip                                 Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTY]

By:
Name:
Title:

Acknowledged and agreed as of the date first set forth above:

[•]

By:
Name:
Title: